SUPPLEMENT No. 3 DATED November 13, 2006 (To Prospectus dated August 28, 2006	Rule 424(b)(3) Registration No. 333-132923

NEURALSTEM, INC.

16,335,333
Common Shares

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated August 28, 2006, of Neuralstem, Inc. (”Company) as well as all prior supplements thereto. This supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and all supplements thereto. The Prospectus relates to the resale of up to 16,335,333 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

As previously disclosed in the above-referenced prospectus, on page 47 in the section captioned “Plan of Distribution”, we previously disclosed that:

The shares of common stock underlying the warrants issued to those selling shareholders who, as indicated in the Selling Shareholder table above, received such warrants as part of compensation pursuant to a placement agency agreement between us and such selling shareholders are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules. Accordingly, those selling shareholders shall not directly or indirectly offer, sell, agree to offer or sell, transfer, assign, pledge, hypothecate or subject to hedging, short sale, derivative, put or call transaction such shares for a period of 180 days after the effective date of this registration statement.

The forgoing paragraph shall be stricken in its entirety and replaced in the Prospectus with the following paragraph:

The shares of common stock underlying the warrants issued to those selling shareholders who, as indicated in the Selling Shareholder table above, received such warrants as part of compensation pursuant to a placement agency agreement between us and such selling shareholders are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules. Accordingly, those selling shareholders shall not directly or indirectly offer, sell, transfer, assign, pledge, hypothecate or subject to hedging, short sale, derivative, put or call transaction that would result in the economic disposition of such shares by any person for a period of 180 days after the effective date of this registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have “incorporated by reference” into this prospectus certain information that we have filed with the SEC. This means that we can disclose important business, financial and other information in the prospectus by referring you to the documents containing this information. All information incorporated by reference is deemed to be part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later. Information which is furnished but not filed with the SEC shall not be incorporated by reference into this prospectus.

We incorporate by reference our registration filed on form SB-2 and dated August 28, 2006 as well as our prior Supplement No. 1 filed on form 424(b)(3) and dated October 4, 2006 and our prior Supplement No. 2 filed on form 424(b)(3) and dated November 6, 2006, as filed with the SEC. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of our filings upon contacting us at our headquarters.